Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Reports Second Quarter 2015 Financial Results

Second Quarter 2015 Highlights:

•	Achieved second consecutive quarter of year over year revenue growth
•	Generated $2.3 million in EBITDA and $2.3 million in free cash flow, a 100% free cash flow conversion
•	$4.2 million in cash and no debt as of July 4, 2015
•	Narrowed 2015 Financial Guidance

Nashville, TN – August 6, 2015 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the second quarter ended July 4, 2015.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “During the second quarter we continued to execute on our focused growth initiatives. Total revenue was up 4.9% over the prior year after adjusting for the loss of distribution rights to the New Wave Surgical product line. In the U.S., we delivered year-over-year and sequential growth. We were also pleased to achieve year-over-year growth in both our branded and alliance product categories, reflecting positive mix and volume trends across the business.”

Mr. Sullivan added, “We generated EBITDA of $2.3 million in the second quarter and free cash flow of $2.3 million, demonstrating the continued ability of our business to generate cash at a high percentage of EBITDA. Looking forward, the outlook for our business remains positive and we raised the lower end of the range of our revenue and EBITDA guidance for the year. With $4.2 million in cash and no debt as of July 4, 2015, we have adequate resources to support our targeted business development strategy and we remain focused on executing appropriate transactions.”

Financial Results

Revenue for the second quarter 2015 was $20.7 million, up 0.9% compared to $20.5 million in the second quarter 2014. This included $0.8 million of revenue related to the New Wave Surgical product line, which was acquired by a third party in the first quarter 2014 and no longer distributed by Symmetry Surgical after April 30, 2014. Excluding the impact of the loss of the New Wave Surgical product line, second quarter 2015 revenue was up 4.9% compared to the same period last year, with increased volume partially offset by low single digit price pressure related to increased revenues from product-specific promotions.

Revenue in the U.S. was $18.0 million, down (1.0%) compared to the second quarter 2014 and up 1.1% compared to first quarter 2015. Excluding the impact of revenue related to New Wave Surgical’s product line in the second quarter of 2014, revenue in the U.S. was up 3.4% compared to second quarter 2014. International revenue was $2.6 million, up 16.8% compared to second quarter 2014.

Revenue from Symmetry Surgical branded products was $18.7 million, up 4.5% compared to second quarter 2014. Revenue from Alliance products was $2.0 million, down (23.6%) compared to second quarter 2014. Excluding the impact of revenue related to New Wave Surgical’s product line in the second quarter of 2014, revenue from Alliance products was up 9.4% compared to second quarter 2014.

Gross profit for the second quarter 2015 was $9.8 million, compared to $9.8 million in the second quarter 2014. Gross margin percentage for the second quarter 2015 was 47.5%, compared to 48.1% in the same period last year. Second quarter 2014 gross profit and gross margin benefitted from a one-time supplier payment for the early termination of Symmetry Surgical’s distribution rights to the New Wave Surgical product line. Excluding the one-time payment from the second quarter 2014, the year-over-year improvement in gross margin percent was driven by improved product mix, lower product costs due to favorable exchange rates, tight cost controls, and volume leverage on higher sales, slightly offset by pricing pressure related to product-specific promotions.

Total operating expenses in the second quarter 2015 were $9.0 million, compared to $19.4 million in the second quarter 2014. Operating expenses in the second quarter 2014 included a $10.5 million non-cash asset impairment charge; excluding this charge, second quarter 2014 operating expenses were $8.9 million. Operating income for the second quarter 2015 was $0.8 million, compared to an operating loss of $(9.6) million in the second quarter 2014.

Net income for the second quarter 2015 was $0.3 million, or $0.04 per diluted share, compared to net loss of $(6.1) million, or $(0.64) per diluted share, in the second quarter 2014.

The weighted average number of diluted shares outstanding during the second quarter 2015 was 9,651,969. On December 5, 2014, Symmetry Medical distributed 9,586,845 shares of Symmetry Surgical common stock. For periods prior to the separation of Symmetry Surgical from Symmetry Medical, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

EBITDA (which is defined below and excludes impairment charges) for the second quarter 2015 was $2.3 million compared to $2.4 million in the second quarter 2014. The Company generated free cash flow (also defined below) of $2.3 million in the second quarter 2015, compared to $4.5 million in the second quarter 2014. Free cash flow conversion for the second quarter was 100%.

Financial Guidance

The following forward-looking estimates regarding 2015 guidance reflect first half of 2015 performance and projections and assumes current market conditions and minimal impact of foreign currency rates on revenue and cost. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

The Company is narrowing its 2015 financial guidance. For the full year 2015, the Company expects revenue to be in the range of $82 to $84 million, narrowed from $80 to $84 million previously. The Company expects full year 2015 EBITDA to be in the range of $8.5 to $9.5 million, narrowed from $8.0 to $9.5 million previously.

Conference Call

Symmetry Surgical will host a conference call to discuss the second quarter 2015 financial results at 8:00 a.m. ET, today. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (888) 771-4371 for domestic callers and (847) 585-4405 for international. The reservation number for both is 40171362. After the live webcast, the call will remain available on Symmetry Surgical’s website through November 6, 2015. In addition, a telephonic replay of the call will be available until August 13, 2015. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use reservation code 4017 1362#.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®,SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®,QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Free Cash Flow (FCF) is Net Cash Provided by (Used In) Operating Activities less Purchases of Property and Equipment. Free Cash Flow Conversion is the ratio of Free Cash Flow to EBITDA. Reconciliations of these non-GAAP measures may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to performance or outcomes which could differ materially from our current expectations. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the "Risk Factors" and “Forward-Looking Statements” sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings, all of which are available on the SEC's Web site at www.sec.gov.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended		Year to Date
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$20,662	$20,473	41,436	41,035
Cost of revenue	10,853	10,631	21,742	22,717
Gross profit	9,809	9,842	19,694	18,318
Sales and marketing expenses	4,141	4,349	8,614	8,805
General and administrative expenses	4,865	4,595	9,426	9,090
Asset impairment	-	10,500	-	10,500
			-	-
Operating income (loss)	803	(9,602)	1,654	(10,077)
Other (income) expense:
Interest expense	63	-	127	-
Other	185	60	(78)	144

Income (loss) before income taxes	555	(9,662)	1,605	(10,221)
Income tax expense (benefit)	214	(3,516)	508	(3,707)

Net income (loss)	$341	$(6,146)	$1,097	$(6,514)

Net income (loss) per share:
Basic	$0.04	$(0.64)	$0.11	$(0.68)
				-
Diluted	$0.04	$(0.64)	$0.11	$(0.68)

Weighted average common shares and equivalent shares outstanding:
Basic (a)	9,587	9,587	9,587	9,587
Diluted (a)	9,652	9,587	9,627	9,587

(a)  On December 5, 2014, SMI distributed 9,587 shares of Symmetry Surgical common stock.  For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	July 4,	January 3,
	2015	2015

ASSETS:	(unaudited)
Current Assets:
Cash	$4,199	$2,994
Accounts receivable, net	10,113	10,070
Inventories	24,740	24,141
Deferred income taxes	2,809	2,816
Other current assets	2,043	2,417

Total current assets	43,904	42,438
Property and equipment, net	2,317	2,768
Deferred income taxes	20,924	21,243
Goodwill	7,120	7,126
Intangible assets, net of accumulated amortization	75,063	77,903
Other assets	227	219

Total Assets	$149,555	$151,697

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$5,513	$5,283
Accrued wages and benefits	1,743	1,902
Other accrued expenses	1,493	1,417
Accrued income taxes	274	158
Deferred income taxes	14	15
Revolving line of credit, net	-	3,876

Total current liabilities	9,037	12,651
Other long-term liabilities	1,081	1,092

Total Liabilities	10,118	13,743

Commitments and contingencies

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,303 shares issued July 4, 2015; 10,313 shares issued January 3, 2015	1	1
Additional paid-in capital	139,175	138,576
Retained earnings (deficit)	981	(116)
Accumulated other comprehensive loss	(720)	(507)

Total Stockholder' Equity	139,437	137,954

Total Liabilities and Equity	$149,555	$151,697

Symmetry Surgical, Inc.

Reconciliation of EBITDA, Free Cash Flow,  Free Cash Flow Conversion

In Thousands

	Three Months Ended			Year to Date
	July 4,	April 4,	June 28,	July 4,	June 28,
	2015	2015	2014	2015	2014
			(unaudited)		(unaudited)

Net income (loss), as reported	$341	$756	$(6,146)	$1,097	$(6,514)
Adjustments:
Interest	63	64	-	127	-
Tax expense (benefit)	214	294	(3,516)	508	(3,707)
Depreciation	240	241	240	481	472
Amortization	1,396	1,400	1,345	2,796	2,690
Asset impairment	-	-	10,500	-	10,500

EBITDA	$2,254	$2,755	$2,423	$5,009	$3,441

	Three Months Ended			Year to Date
	July 4,	April 4,	June 28,	July 4,	June 28,
	2015	2015	2014	2015	2014
			(unaudited)		(unaudited)

Net cash provided by (used in) operating activities	$2,276	$3,189	$4,655	$5,465	$7,006
Less: purchases of property and equipment	(21)	(53)	(162)	(74)	(166)

Free cash flow	$2,255	$3,136	$4,493	$5,391	$6,840

Free cash flow conversion (ratio free cash flow to EBITDA)	100.0%	113.8%	185.4%	107.6%	198.8%

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	Second Quarter			Vs Prior Quarter
	2Q'15	2Q'14	Change	2Q'15	1Q'15	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$18,677	$17,876	4.5%	$18,677	$18,861	-1.0%
Alliance Partners	1,985	2,597	-23.6%	1,985	1,913	3.8%

Total Revenue	$20,662	$20,473	0.9%	$20,662	$20,774	-0.5%

Revenue by Geography
United States	$18,042	$18,229	-1.0%	$18,042	$17,854	1.1%
International	2,620	2,244	16.8%	2,620	2,920	-10.3%

Total Revenue	$20,662	$20,473	0.9%	$20,662	$20,774	-0.5%